UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2018

JMP Group LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36802	47-1632931
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Montgomery Street, Suite 1100, San Francisco, California 94111
(Address of Principal Executive Offices, including zip code)

415-835-8900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

The information in Item 2.03 is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 11, 2018, JMP Group LLC (the “Company”) established through its affiliate, JMP Credit Advisors Long-Term Warehouse Ltd., a Cayman Islands vehicle (the “Borrower”), and the Borrower’s subsidiary, JMP Credit Advisors CLO VI Warehouse Ltd., a Cayman Islands vehicle (the “CLO Subsidiary” and, together with the Borrower, the “Borrower Entities”), a $100 million revolving credit facility (the “Facility”) with BNP Paribas to finance the acquisition of a portfolio of broadly syndicated corporate loans. A subsidiary of the Company, JMP Credit Advisors LLC, will act as collateral manager with duties including the selection of loans to be acquired by the Borrower Entities.

All borrowings under the Facility will be subject to the satisfaction of certain customary covenants, the accuracy of certain representations and warranties, concentration limitations and other restrictions. The Facility will be primarily secured by a portfolio of broadly syndicated corporate loans that are eligible for acquisition by the Borrower Entities.

The Borrower Entities are collectively subject to mandatory prepayments under the Facility upon the occurrence of certain events, including the sale or disposition of certain portfolio assets. In addition, the Borrower Entities may make optional prepayments under the Facility.

The Facility is structured to have a revolving period of up to three years ending October 11, 2021, and a twelve-month amortization period. The Facility will have a market standard advance rate, and any outstanding balances will bear interest at standard market interest rates based on LIBOR.

Concurrently with entering into the Facility, a subsidiary of the Company, JMP Capital LLC, will enter into a Preference Share Subscription Agreement with the Borrower to purchase mandatorily redeemable Preference Shares of the Borrower in an initial amount of $7,500,000 to support the initial borrowing under the Facility. JMP Capital LLC may purchase additional Preference Shares up to $33,333,333 in the aggregate to support additional borrowing under the Facility. The proceeds from the Preference Shares will be used to acquire portfolio assets, repay loans under the Facility, or as otherwise permitted under the transaction documentation. All or a portion of the Preference Shares will be redeemed upon the closing of a CLO transaction.

The Company will make a filing with the SEC any time that a CLO transaction closes with the details of its material terms. Further, the Company intends to consolidate the loan portfolio of the Borrower Entities until its maturity and expects to account for the transaction on its balance sheet as non-recourse debt.

The foregoing summary of the Facility is qualified in its entirety by reference to the full text of the Credit Agreement, dated as of October 11, 2018, by and among BNP Paribas, as lender and administrative agent, JMP Credit Advisors Long-Term Warehouse Ltd., as borrower, JMP Credit Advisors CLO VI Warehouse Ltd., as a subsidiary of borrower, each other CLO Subsidiary from time to time party thereto, JMP Credit Advisors LLC, as collateral manager, and JMP Capital LLC as preferred investor, a copy of which is filed as Exhibit 10.25 hereto and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.25

Credit Agreement, dated as of October 11, 2018, by and among BNP Paribas, as lender and administrative agent, JMP Credit Advisors Long-Term Warehouse Ltd., as borrower, JMP Credit Advisors CLO VI Warehouse Ltd., as a subsidiary of borrower, each other CLO Subsidiary from time to time party thereto, JMP Credit Advisors LLC, as collateral manager, and JMP Capital LLC as preferred investor.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP Group LLC

Date: October 12, 2018	By:	/s/ Raymond Jackson
Raymond Jackson Chief Financial Officer